EXHIBIT 10.3

THE EXECUTIVE NONQUALIFIED EXCESS PLAN
OF WERNER ENTERPRISES, INC.
Restated Effective January 1, 2015

Table of Contents

ARTICLE I
DEFINITIONS
ARTICLE II
ELIGIBILITY AND PARTICIPATION

Section 2.01.	Eligibility and Participation

Section 2.02.	Enrollment

Section 2.03.	Plan Re‑entry

Section 2.04.	Failure of Eligibility
ARTICLE III
CONTRIBUTION DEFERRALS

Section 3.01.	Participant Deferrals

Section 3.02.	Deferral Credit

Section 3.03.	Timing of Election

Section 3.04.	Mid-year Elections

Section 3.05.	Deferral Election Modifications

Section 3.06.	Special Election for Performance-Based Compensation

Section 3.07.	Compensation Paid in Subsequent Year

Section 3.08.	Cancellation of Election

Section 3.09.	Employer Credits
ARTICLE IV
INVESTMENT OF DEFERRALS AND ACCOUNTING

Section 4.01.	Investment Credit

Section 4.02.	Limitations on Investments

Section 4.03.	Underlying Investments
ARTICLE V
DISTRIBUTIONS

Section 5.01.	Distribution Elections Generally

Section 5.02.	Time and Form of Distribution

Section 5.03.	Vesting of Benefits

Section 5.04.	Election Changes

Section 5.05.	Domestic Relations Orders

Section 5.06.	Unforeseeable Emergency

Section 5.07.	Beneficiaries 13
ARTICLE VI
COMMITTEES

Section 6.01.	Appointment of Committees

Section 6.02.	Responsibilities of the Committee

Section 6.03.	Indemnification of Committee Members
ARTICLE VII
CLAIMS PROCEDURES

Section 7.01.	Filing a Claim

Section 7.02.	Review of Initial Claim

Section 7.03.	Appeal of Denial of Initial Claim

Section 7.04.	Review of Appeal

Section 7.05.	Form of Notice to Claimant

Section 7.06.	Discretionary Authority of Committees
ARTICLE VIII
TRUST

Section 8.01.	Trust Agreement

Section 8.02.	Expenses of Trust
ARTICLE IX
AMENDMENT AND TERMINATION

Section 9.01.	Termination of Plan

Section 9.02.	Amendment by Board of Directors
ARTICLE X
MISCELLANEOUS

Section 10.01.	Funding of Benefits; No Fiduciary Relationship

Section 10.02.	Inalienability of Benefits

Section 10.03.	Disposition of Unclaimed Distributions

Section 10.04.	Tax Withholding

Section 10.05.	Employment Status

Section 10.06.	Validity and Severability

Section 10.07.	Governing Law

Section 10.08.	Right of Offset

Section 10.09.	Conformance With Applicable Laws

Section 10.10.	Payments Due Minors or Incapacitated Persons

Section 10.11.	Distribution Delay for Specified Employees

THE EXECUTIVE NONQUALIFIED EXCESS PLAN
OF WERNER ENTERPRISES, INC.

Restated Effective January 1, 2015
PREAMBLE
Werner Enterprises, Inc., a Nebraska corporation, established the Executive Nonqualified Excess Plan of Werner Enterprises, Inc. originally effective August 15, 2005 (the “Plan”). Section 14 of the Plan, as restated effective June 1, 2009, permits the Company to amend the Plan from time to time. Pursuant to that right, the Plan is hereby restated effective January 1, 2015.
The Plan was established and is maintained in consideration of the valuable services provided by eligible employees to the Company or its Affiliates and to induce such employees to enter into or remain in the employ of the Company or its Affiliates.
The Plan as restated is intended to provide for the Plan’s compliance with Internal Revenue Code (the “Code”) Section 409A and the Treasury Regulations issued thereunder as in effect from time to time. The Plan shall be construed and administered as necessary to comply with these requirements.
The Company intends that the Plan shall not be treated as a “funded” plan for purposes of either the Code or ERISA. The provisions of this Plan shall apply only to individuals who terminate their employment with the Company on or after the restated Effective Date and the Spouses and Beneficiaries of such persons.
ARTICLE I
DEFINITIONS

Defined terms used in this Plan shall have the meanings set forth below, and the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural:
“Active Participant” means, with respect to any day or date, a Participant who is in Service on such day or date; provided, that a Participant shall cease to be an Active Participant (i) immediately upon a determination by the Committee that the Participant has ceased to be an Employee, or (ii) at the end of the Plan Year that the Committee determines the Participant no longer meets the eligibility requirements of the Plan.
“Affiliate” means the Company and any other entity which is related to the Company as a member of a controlled group of corporation in accordance with Section 414(b) of the Code or as a trade or business under common control in accordance with Section 414(c) of the Code.
“Base Salary” means regular compensation, wages and fees for services that are reported to the Internal Revenue Service as taxable income to the Participant plus any amounts that are not so reported under Section 125, 402(e)(3) and 132(f)(4) of the Code and amounts deferred under a nonqualified salary deferral plan, including this Plan. “Base Salary” does not include a Service Bonus, Performance-Based Compensation or any compensation or amounts excluded under the definition of Compensation.
“Beneficiary” means the person, persons, entity or entities designated or determined pursuant to the provisions of Section 5.07 of the Plan.
“Board” means the Board of Directors of the Company.
“Change in Control Event” means an event described in Section 409A(a)(2)(A)(v) of the Code (or any successor provision thereto) and the regulations thereunder.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the person(s) or entity designated by the Board or its delegate to administer the Plan. If the Committee is unable to serve, or if a Committee is not appointed, the Employer shall satisfy the duties of the Committee.

“Company” means Werner Enterprises, Inc.
“Compensation” means Base Salary, Service Bonus and Performance-Based Compensation.
“Crediting Date” means any business day on which the amount of any Participant Deferral Credits or Employer Credits to the Deferred Compensation Account of a Participant are credited to the Plan.
“Deferred Compensation Account” means the account maintained with respect to each Participant under the Plan. The Deferred Compensation Account shall be credited with Participant Deferral Credits and Employer Credits, credited or debited for actual or deemed investment gains or losses, and adjusted for payments. The Deferred Compensation Account of a Participant shall include any In-Service or Education Account of the Participant, if applicable.
“Disabled” means Disabled within the meaning of Section 409A of the Code and the regulations thereunder. Generally, this means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, and is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Employer.
“Domestic Relations Order” shall mean a judgment, decree, or order (including the approval of a settlement agreement) which is:
(a)Issued pursuant to a State’s domestic relations law;
(b)Relates to the provision of child support, alimony payments or marital property rights to a Spouse, former Spouse, child or other dependent of the Participant;
(c)Creates or recognizes the right of a Spouse, former Spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan;
(d)Requires payment to such person of their interest in the Participant’s benefits in a lump sum payment at a specific time; and
(e)Meets such other requirements established by the Committee.
“Education Account” is an In-Service Account which will be used by the Participant for educational purposes pursuant to Section 5.02(e).
“Effective Date” means the restatement date of January 1, 2015 of the Plan, which was originally established on August 15, 2005.
“Employee” means an individual in the Service of the Employer if the relationship between the individual and the Employer is the legal relationship of employer and employee. An individual shall cease to be an Employee upon the Employee’s Separation from Service.
“Employer” means the Company and any Participating Employer which adopts this Plan.
“Employer Credits” means the amounts credited to the Participant’s Deferred Compensation Account by the Employer pursuant to the provisions of Section 3.10.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“In-Service Account” means a separate account to be kept for each Participant that has elected to take in-service distributions as described in Section 5.02(e). The In-Service Account shall be adjusted in the same manner and at the same time as the Deferred Compensation Account.
“Participant” means with respect to any Plan Year an Employee who has been designated by the Committee as a Participant and who has entered the Plan or who has a Deferred Compensation Account under the Plan; provided that if the Participant is an Employee, the individual must be a highly compensated or management employee of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
“Participant Deferral Credits” means the amounts credited to the Participant’s Deferred Compensation Account by the Employer.

“Participating Employer” means any trade or business (whether or not incorporated) which adopts this Plan with the consent of the Company. Participating Employers shall include the entities set forth on Exhibit A and any other entity that is designated by the Board as a Participating Employer.
“Participation Agreement” means a written agreement entered into between a Participant and the Employer pursuant to the provisions of Section Article III.
“Performance-Based Compensation” means compensation where the amount of, or entitlement to, the compensation is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least twelve (12) months. Organizational or individual performance criteria are considered preestablished if established in writing within ninety (90) days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-based compensation may include payments based upon subjective performance criteria as provided in regulations and administrative guidance promulgated under Section 409A of the Code.
“Plan” means The Executive Nonqualified Excess Plan of Werner Enterprises, Inc.
“Plan Year” means the twelve (12) month period ending on December 31.
“Qualifying Distribution Event” means (i) the Separation from Service of the Participant, (ii) the date the Participant becomes Disabled, (iii) the death of the Participant, (iv) the time specified by the Participant for an In-Service or Education Distribution, (v) a Change in Control Event, or (vi) an Unforeseeable Emergency, each to the extent provided in Article V.
“Seniority Date” means age 59.5.
“Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Section 409A of the Code.
“Service” means employment by the Employer as an Employee. For purposes of the Plan, the employment relationship is treated as continuing intact while the Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Employee’s right to reemployment is provided either by statute or contract.
“Service Bonus” means any bonus paid to a Participant by the Employer which is not Base Salary or Performance-Based Compensation.
“Specified Employee” means an Employee who meets the requirements for key employee treatment under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and without regard to Section 416(i)(5) of the Code) at any time during the twelve (12) month period ending on December 31 of each year (the “identification date”). Unless binding corporate action is taken to establish different rules for determining Specified Employees for all plans of the Company and its controlled group members that are subject to Section 409A of the Code, the foregoing rules and the other default rules under the regulations of Section 409A of the Code shall apply. If the person is a key employee as of any identification date, the person is treated as a Specified Employee for the twelve (12) month period beginning on the first day of the fourth month following the identification date.
“Spouse” or “Surviving Spouse” means, except as otherwise provided in the Plan, a person who is the legally married spouse or surviving spouse of a Participant.
“Unforeseeable Emergency” means an “unforeseeable emergency” within the meaning of Section 409A of the Code. A distribution because of an Unforeseeable Emergency shall not exceed the amount required to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution, after taking into account the extent to which the Unforeseeable Emergency may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by stopping current deferrals under the Plan. The Participant’s request for a distribution on account of an Unforeseeable Emergency must be made in writing to the Committee. The request must specify the nature of the financial hardship, the total amount requested to be distributed from the Deferred Compensation Account, and the total amount of the actual expense incurred or to be incurred on account of the Unforeseeable Emergency.
“Valuation Date” means the last day of the Plan Year or such other date as specified by the Committee.

“Years of Service” means each Plan Year of Service completed by the Participant. For vesting purposes, Years of Service shall be calculated from the first day of employment with the Employer, and each anniversary thereafter.
ARTICLE II

ELIGIBILITY AND PARTICIPATION

Section 2.01. Eligibility and Participation. The Board of Directors or its delegate shall from time to time in its sole discretion select those Employees of the Company who are eligible to participate in the Plan. In order to be eligible to participate in this Plan, an employee must be among a select group of management or highly compensated employees of the Company.

Section 2.02. Enrollment. Employees who have been selected by the Board of Directors or its delegate to participate in this Plan may enroll in this Plan by (a) completing and executing a Participation Agreement within the time frame set forth in Section 3.01 or 3.02 of the Plan, as applicable, which may contain the Participant’s Beneficiary designation pursuant to Section 5.07 of the Plan and such other terms as the Committee or its delegate deems appropriate and necessary, and (b) completing such other forms and furnishing such other information as the Committee or its delegate may reasonably require.

Section 2.03. Plan Re‑entry. A Participant who has withdrawn from the Plan or has revoked a Participation Agreement in accordance with Article III and who continues to be eligible to participate in the Plan, may re-enroll with respect to Compensation to be earned in a subsequent calendar year. An Employee who is eligible for the Plan and who returns to perform services for the Company after a Separation from Service, may again become a Participant. Such Employee will not be an Active Participant under the Plan except upon satisfaction of such terms and conditions as the Committee shall establish upon the Participant’s return to Service, whether or not the Participant shall have a balance remaining in the Deferred Compensation Account under the Plan on the date of the return to Service.

Section 2.04. Failure of Eligibility. No contributions shall be added to a Participant’s Account after the Plan Year in which the Participant ceases to meet the eligibility criteria as determined by the Committee or its delegate for participation in the Plan. The determination of the Committee or its delegate with respect to the termination of participation in this Plan shall be final and binding on all parties affected. Any benefits accrued hereunder, however, at the time of such change, shall remain distributable in accordance with the provisions of this Plan.

ARTICLE III

CONTRIBUTION DEFERRALS

Section 3.01. Participant Deferrals.
a.A Participant may elect to defer a portion of his Base Salary, Service Bonus or Incentive Compensation by filing a Participation Agreement with the Committee or its delegate. The Participation Agreement must be filed before the first day of the Plan Year in which the services are performed in respect of the Base Salary or Service Bonus to be deferred, unless the Participant was not eligible to participate in this Plan on such date, in which case the Participation Agreement must be filed within thirty (30) days after the date on which such Participant first became eligible to participate and an election to defer Base Salary, Service Bonus or Incentive Compensation may only be made for Compensation payable with respect to services to be performed subsequent to the election.
b.A Participant may elect to defer a stated percentage (up to 100%) or a flat dollar amount of his Compensation under this Plan. An election to participate in this Plan for any Plan Year, and the percentage or dollar amount of a Participant’s Compensation that a Participant has elected to contribute to this Plan, shall be irrevocable for the Plan Year. Any Participant deferral election made hereunder shall continue in effect until it is revoked or changed pursuant to the provisions of Article II and this Article III.
c.Compensation shall be deducted through payroll withholding from the Participant’s Compensation payable by the Company and shall be credited to the Participant’s Account as soon as administratively practicable.

Section 3.02. Deferral Credit. The Employer shall credit to the Participant’s Deferred Compensation Account on each Crediting Date an amount equal to the total Participant Deferral Credit for the period ending on such Crediting Date.

Section 3.03. Timing of Election. An election pursuant to this Section 3.03 shall be made by the Participant by executing and delivering a Participation Agreement to the Committee. Except as otherwise provided in this Section 3.03, the Participation Agreement shall become effective with respect to such Participant as of the first day of January following the date such Participation Agreement is received by the Committee. A Participant’s election may be changed at any time prior to the last permissible date for making the election as permitted in this Section 3.03, and shall thereafter be irrevocable. The election of a Participant shall continue in effect for subsequent years until modified by the Participant as permitted in this Section 3.03.

Section 3.04. Mid-year Elections. A Participant may execute and deliver a Participation Agreement to the Committee within thirty (30) days after the date the Participant first becomes eligible to participate in the Plan to be effective as of the first payroll period next following the date the Participation Agreement is fully executed by the Participant. Whether a Participant is treated as newly eligible for participation under this Section shall be determined in accordance with Section 409A of the Code and the regulations thereunder, including (i) rules that treat all elective deferral account balance plans as one plan, and (ii) rules that treat a previously eligible Employee as newly eligible if his benefits had been previously distributed or if he has been ineligible for twenty-four (24) months. For Compensation that is earned based upon a specified performance period (for example, an annual bonus), where a deferral election is made under this Section but after the beginning of the performance period, the election will only apply to the portion of the Compensation equal to the total amount of the Compensation for the service period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

Section 3.05. Deferral Election Modifications. A Participant may unilaterally modify a Participation Agreement regarding deferral elections (either to terminate, increase or decrease the portion of his future Compensation by providing a written modification of the Participation Agreement to the Committee. The modification shall become effective as of the first day of January following the date such written modification is received by the Committee.

Section 3.06. Special Election for Performance-Based Compensation. In addition to Section 3.01, with respect to Performance-Based Compensation, if the Participant performed services continuously from the later of the beginning of the performance period or the date upon which the performance criteria are established through the date upon which the Participant makes an initial deferral election, a Participation Agreement relating to the deferral of Performance-Based Compensation may be executed and delivered to the Committee no later than the date which is six (6) months prior to the end of the performance period, provided that in no event may an election to defer Performance-Based Compensation be made after such Compensation has become readily ascertainable.

Section 3.07. Compensation Paid in Subsequent Year. Compensation payable after the last day of the Participant’s taxable year solely for services provided during the final payroll period containing the last day of the Participant’s taxable year (i.e., December 31) is treated for purposes of this Section 3.07 as Compensation for services performed in the subsequent taxable year.

Section 3.08. Cancellation of Election.
a.If a Participant becomes Disabled all currently effective deferral elections for such Participant shall be cancelled. At the time the Participant is no longer Disabled, subsequent elections to defer future Compensation will be permitted under this Section 3.08.
b.If a Participant applies for and receives a distribution on account of an Unforeseeable Emergency, all currently effective deferral elections for such Participant shall be cancelled. Subsequent elections to defer future Compensation will be permitted under this Section 3.08.
c.If a Participant receives a hardship distribution under Section 1.401(k)-1(d)(3) of the Code or any other similar provision, all currently effective deferral elections shall be cancelled. Subsequent elections to defer future Compensation under this Article III will not be effective until the later of the beginning of the next calendar year or six (6) months after the date of the hardship distribution.

Section 3.09. Employer Credits. The Employer may cause the Committee to credit to the Deferred Compensation Account of each Active Participant an Employer Credit. A Participant must make distribution elections with respect to any Employer Credits credited to his Deferred Compensation Account by the deadline that would apply under Section 3.01 for distribution elections with respect to Participant Deferral Credits credited at the same time, on a Participation Agreement that is timely executed and delivered to the Committee pursuant to Section 3.01.

ARTICLE IV

INVESTMENT OF DEFERRALS AND ACCOUNTING

Section 4.01. Investment Credit. All amounts credited to a Participant’s Deferred Compensation Account, together with the earnings thereon, shall be credited with income and loss as if invested in the investment funds offered through the Plan as are designated from time to time in accordance with such procedures as may be adopted from time to time by the Committee or its delegate. For purposes of determining the amount allocated to a Participant’s Deferred Compensation Account, for purposes of making distributions, or for any other purpose under this Plan, each Participant’s Deferred Compensation Account shall be valued as of the Valuation Date immediately preceding the date of payment.

Section 4.02. Limitations on Investments. The investment or deemed investment of a Participant’s Deferred Compensation Account shall be subject to the restrictions or limitations imposed by the Committee.
Section 4.03. Underlying Investments. Nothing contained in the Plan shall require the Committee to actually invest assets in the funds for which a Participant’s Deferred Compensation Account is credited. Investment credits shall be recorded based on the funds elected by the Participant regardless of the actual investment made under the Plan, if any.

ARTICLE V

DISTRIBUTIONS

Section 5.01. Distribution Elections Generally. A Participant may specify the time and form of distribution in accordance with the following:
a. Distribution elections shall be made at the time of or before the date the contribution election is made and may only be changed in accordance with Section 5.04, relating to election changes;
b. In the event a distribution election sets forth a specified date of distribution, the distributions shall not be made prior to the Participant’s being one hundred percent (100%) vested in the type of contribution subject to the election as of the specified date. In the event a Participant’s election is void under this subsection due to the Participant’s account being partially vested, the Participant’s distribution date shall be as of the Participant’s Separation from Service unless a new election is made in accordance with Section 5.04, relating to election changes; and
c. Any election made for a contribution type shall apply to subsequent contributions in later years until changed by the Participant.

Section 5.02. Time and Form of Distribution.
a.Separation From Service Benefits. The benefit payable under this Plan in the case of a Participant whose employment with the Company terminates on or after his Separation from Service shall be equal to the vested value of his Accounts on the Valuation Date immediately following such Participant’s Separation from Service. The amount payable shall be paid in a single lump sum payment as soon as administratively practicable following the Valuation Date after the Participant has a Separation from Service or, if the Participant has attained the Seniority Date, in annual installments not to exceed fifteen (15) years if elected by the Participant. Notwithstanding the foregoing, if the Qualifying Distribution Event is Separation from Service, payment shall be made in the manner elected by the Participant and no distribution shall be made earlier than twelve (12) months after the date of Separation from Service (or, if earlier, the date of death), and payment must commence prior to fourteen (14) months after the date of Separation from Service. In the event the Participant fails to make a valid election of the payment method, the distribution will be made in accordance with Section 5.02(i). A payment may be further delayed to the extent permitted in accordance with the regulations and guidance under Section 409A of the Code. Payment under this Section shall be subject to the Specified Employee rules under Section 10.11 of the Plan to the extent such Section is applicable.
b.Disability Benefits. The Disability benefit payable under this Plan in the case of a Participant whose employment with the Company terminates because he is Disabled shall be equal to one hundred percent (100%) of the value of his Accounts on the Valuation Date immediately following his Disability. The amount payable shall be paid in a single lump sum payment as soon as administratively practicable following the applicable Valuation Date following his Disability or in annual installments, not to exceed fifteen (15) years as elected by the Participant.
c.Death Benefits. The death benefit payable to a Beneficiary under this Plan in the case of a Participant whose employment with the Company terminates due to such Participant’s death shall be equal to 100% of the value of his Accounts on the applicable Valuation Date immediately following his death. The amount payable shall be paid in a single lump sum payment as soon as administratively practicable following the applicable Valuation Date.
d.Unforeseeable Emergency. If a distribution due to an Unforeseeable Emergency is approved by the Committee, such distribution will be made as soon as practicable following the date it is approved. The processing of the request shall be completed as soon as practicable from the date on which the Committee receives the properly completed written request for a distribution on account of an Unforeseeable Emergency. If a Participant’s Separation from Service occurs after a request is approved, but prior to distribution of the full amount approved, the approval of the request shall be automatically null and void and the benefits which the Participant is entitled to receive under the Plan shall be distributed in accordance with the applicable distribution provisions of the Plan.

e.In Service or Education Distribution. A Participant may designate in the Participation Agreement to have a specified amount credited to the Participant’s In-Service or Education Account for in-service or education distributions at the date specified by the Participant. Such payments may be made from the Participant’s Deferral or Employer Credits. Distributions may be in the form of a lump sum or annual installments over a period not to exceed four (4) years. In no event may an in-service or education distribution of an amount be made before the date that is two (2) years after the first day of the year in which any deferral election to such In-Service or Education Account became effective. Notwithstanding the foregoing, if a Participant incurs a Qualifying Distribution Event prior to the date on which the entire balance in the In-Service or Education Account has been distributed, then the balance in the In-Service or Education Account on the date of the Qualifying Distribution Event shall be paid in accordance with the distribution provisions for such Qualifying Distribution Event.
f.Change of Control. The Participant may designate in the Participation Agreement to have the vested balance in the Deferred Compensation Account paid to the Participant upon a Change in Control Event in a lump sum payment or in annual installments over a term certain not to exceed fifteen (15) years.
g.De Minimis Amounts. Notwithstanding any payment election made by the Participant, if the vested balance in the Deferred Compensation Account of the Participant does not exceed $50,000, such amount will be distributed in a single lump sum payment if at the time of a permitted Qualifying Distribution Event the vested balance does not exceed such pre-determined de minimis amount; provided, however, that such distribution will be made only where the Qualifying Distribution Event is a Separation from Service, death, Disability (if applicable) or Change in Control Event (if applicable). If the Qualifying Distribution Event is death, Disability or Change in Control Event, such payment shall be made on or before the later of (i) December 31 of the calendar year in which the Qualifying Distribution Event occurs, or (ii) the date that is two and one-half (2-1/2) months after the Qualifying Distribution Event occurs. If the Qualifying Distribution Event is a Separation from Service, such payment shall be made no earlier than twelve (12) months after the date of Separation from Service (or if earlier, the date of death), and payment must be made prior to fourteen (14) months after the date of Separation from Service. In addition, the Employer may distribute a Participant’s vested balance at any time if the balance does not exceed the limit in Section 402(g)(1)(B) of the Code and results in the termination of the Participant’s entire interest in the Plan as provided under Section 409A of the Code.
h.Latest Payment Date. Except as provided under Section 10.11 or as otherwise required by law, in no event shall payments under this Article V be made, or begin to be made, later than ninety (90) days after the event giving rise to the Participant’s right of distribution. For distributions made upon a specified date, distributions shall be made within the same taxable year of the date or, if later, the fifteenth day of the third calendar month following the specified date.
i.Failure To Elect. In the event a Participant fails to provide the form of distribution, payment shall be in the form of a single lump sum payment.

Section 5.03. Vesting of Benefits. The benefit payable under this Plan in the case of a Participant whose employment with the Company terminates for any reason other than Disability, death, a Change in Control Event or before attainment of age 65 shall be equal to:
a.the value of his Deferred Compensation Account attributable to Participant Deferral Credits, as adjusted, as of the applicable Valuation Date; plus
b.the value of the vested portion of his Deferred Compensation Account attributable to Employer Credits, as adjusted, as of the applicable Valuation Date, determined as follows:

Years of Service	Vested Portion
Less than 2	0%
2	20
3	40
4	67
5 or more	100
For purposes of the preceding table, Years of Service at date of termination shall be determined beginning with the Participant’s first day of service with the Company and each anniversary thereafter.
A Participant shall be fully vested in his Account upon death, Disability, separation in connection with a Change of Control or the attainment of age 65.
Section 5.04. Election Changes. With the consent of the Committee, a Participant may elect to change the benefit distribution date and/or the form of benefit elected (a “Revised Election”), if the following requirements are met:

a.the Revised Election shall not take effect for at least twelve (12) months after the date of such revised election;
b.the first payment with respect to such Revised Election shall not be made until at least five (5) years after the date on which distribution would have otherwise begun, provided that earlier distribution may be made in the event of the Participant’s death, Disability or Unforeseeable Emergency; and
c.if required in order to comply with Section 409A of the Code and the Treasury Regulations issued thereunder, the Revised Election shall be made at least twelve (12) months prior to a scheduled distribution date.

For purposes of this Section, a payment is each separately identified amount to which the Participant is entitled to receive under the Plan; provided that a series of installment payments is treated as a single payment.
Section 5.05. Domestic Relations Orders. Notwithstanding the Participant’s elected time and form of distribution, the time or schedule of a payment shall be accelerated to the extent necessary to comply with a Domestic Relations Order. A distribution may be made to an individual other than the Participant in accordance with a Domestic Relations Order. The Committee or its delegate may adopt and implement such policies and procedures as it deems advisable in its sole discretion with respect to the administration and approval of payments pursuant to Domestic Relations Orders.

Section 5.06. Unforeseeable Emergency. A Participant, at any time prior to his Separation from Service, who incurs severe financial hardship as defined in subsection (a) below and does not have other available resources as described in subsection (b) below may apply to the Committee for an immediate distribution from his vested Deferred Compensation Account, such distribution to be limited to an amount necessary to satisfy such financial hardship and the tax liability attributable to such distribution.
a.A Participant incurs a severe financial hardship as a result of the following:
i.a sudden and unexpected illness or accident involving the Participant or his spouse or any dependent (as determined pursuant to Section 152(a) of the Code);
ii.a casualty loss involving the Participant’s property; or
iii.another similar extraordinary and unforeseeable event beyond the Participant’s control.
b.Such Participant does not have any other resources available, whether through reimbursement or compensation (by insurance or otherwise), liquidation of existing assets (to the extent such liquidation would not itself result in financial hardship) or cessation of deferrals, to satisfy such financial emergency.
c.The determination of whether a Participant has incurred a severe financial hardship entitling the Participant to a payment under this Section shall be made by the Committee or its delegate on a uniform and non‑discriminatory basis, and shall be based on appropriate documentation or other evidence required by the Committee or its delegate. The Committee or its delegate shall approve for distribution under this Section 5.06 only circumstances which it concludes constitute an “unforeseeable emergency,” as defined in Section 409A(a)(2)(A)(vi) of the Code and the Treasury Regulations issued thereunder. If a Participant’s Separation from Service occurs after a request is approved, but prior to distribution of the full amount approved, the approval of the request shall be null and void and no distribution shall be made.

Section 5.07. Beneficiaries. Each Participant shall designate one or more persons, trusts or other entities as his Beneficiary to receive any amounts distributable hereunder at the time of the Participant’s death. Such designation shall be made by the Participant in his Participation Agreement and may be changed from time to time by the Participant. In the absence of an effective Beneficiary designation as to part or all of a Participant’s interest in the Plan, such amount shall be distributed to the Participant’s estate. The designation of a Beneficiary may be changed or revoked only by filing a new Beneficiary designation form with the Committee or its designee. If a Beneficiary (the “primary Beneficiary”) is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due him, the balance to which he is entitled shall be paid to the contingent Beneficiary, if any, named in the Participant’s current Beneficiary designation form. If there is no contingent Beneficiary, the balance shall be paid to the estate of the primary Beneficiary. Any Beneficiary may disclaim all or any part of any benefit to which such Beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee before payment of such benefit is to be made. Such a disclaimer shall be made in a form satisfactory to the Committee and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Plan in the same manner as if the Beneficiary who filed the disclaimer had predeceased the Participant.

ARTICLE VI

COMMITTEES

Section 6.01. Appointment of Committees. The Board or its delegate shall appoint the Committee who may be, but need not be, officers, directors or employees of the Company or its Affiliate. The members of each Committee shall hold office at the pleasure of the Board or its delegate and shall serve without compensation.

Section 6.02. Responsibilities of the Committee. The Committee or its delegate shall be responsible for the administration, operation and interpretation of the Plan. The Committee or its delegate may establish rules from time to time for the transaction of its business. The Committee or its delegate shall have the exclusive right to interpret the Plan’s provisions, to establish policies and procedures and to exercise discretion where necessary or appropriate in the interpretation and administration of the Plan and to decide any and all matters arising thereunder or in connection with the Plan. Such decisions, actions and records of the Committee or its delegate shall be conclusive and binding upon all persons having or claiming to have any right or interest in or under the Plan.
The Committee may delegate some or all of its authority under the Plan to any person, persons or entities. The Committee may remove any duly appointed delegate at any time at its sole discretion.
Section 6.03. Indemnification of Committee Members. The Company shall indemnify the members of the Committee against any and all claims, losses, damages, expenses (including attorney fees) and liabilities arising from any action or failure to act, except when the same is judicially determined to be due to the gross negligence or willful misconduct of such member. Such indemnification shall include any Committee members or any individuals delegated authority by the Committee if such individuals are employed by the Company or an Affiliate. The Company does not hereby indemnify any entity or person that is not an employee of the Company or its Affiliate. The indemnification provided hereunder shall continue as to a person who has ceased acting as a director, officer, member, agent or employee of the Employer, and such person’s rights shall inure to the benefit of his heirs and representatives. The indemnification provided hereunder is in addition to and not in lieu of any other rights of indemnification any person may have against the Company by contract, by virtue of the Company’s By‑Laws or otherwise.

ARTICLE VII

CLAIMS PROCEDURES

Section 7.01. Filing a Claim. All claims shall be filed in writing by the Participant, his Beneficiary, or the authorized representative of the claimant, by completing the procedures that the Committee or its delegate requires. The procedures may include the completion of forms and the submission of documents and additional information. All claims under this Plan shall be filed in writing with the Committee or its delegate according to the Committee or its delegate’s procedures no later than one year after the occurrence of the event that gives rise to the claim. If the claim is not filed within the time described in the preceding sentence, the claim shall be barred.

Section 7.02. Review of Initial Claim.
a.Initial Period for Review of the Claim. The Committee or its delegate shall review all materials and shall decide whether to approve or deny the claim. If a claim is denied in whole or in part, written notice of denial shall be furnished by the Committee or its delegate to the claimant within a reasonable time after the claim is filed but not later than ninety (90) days after the Committee or its delegate receives the claim. The notice shall set forth the specific reason(s) for the denial, reference to the specific plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary, and a description of the Plan’s review procedures, including the applicable time limits.
b.Extension. If the Committee or its delegate determines that special circumstances require an extension of time for processing the claim, it shall give written notice to the claimant and the extension shall not exceed ninety (90) days. The notice shall be given before the expiration of the ninety (90) day period described in Section 7.02(a) above and shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render its decision.

Section 7.03. Appeal of Denial of Initial Claim. The claimant may request a review upon written application, may review pertinent documents and may submit issues or comments in writing. The claimant must request a review within the reasonable period of time prescribed by the Committee or its delegate. In no event shall such a period of time be less than sixty (60) days.

Section 7.04. Review of Appeal.
a.Initial Period for Review of the Appeal. The Committee shall conduct all reviews of denied claims and shall render its decision within a reasonable time, but not more than sixty (60) days of the receipt of the appeal by the Committee. The claimant shall be notified of the Committee’s decision in a notice, which shall set forth the specific reason(s) for the denial, reference to the specific plan provisions on which the denial is based, a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim.

b.Extension. If the Committee determines that special circumstances require an extension of time for reviewing the appeal, it shall give written notice to the claimant and the extension shall not exceed sixty (60) days. The notice shall be given before the expiration of the sixty (60) day period described in Section 7.04(a) above and shall indicate the special circumstances requiring the extension and the date by which the Committee or its delegate expects to render its decision.

Section 7.05. Form of Notice to Claimant. The notice to the claimant shall be given in writing or electronically and shall be written in a manner calculated to be understood by the claimant.

Section 7.06. Discretionary Authority of Committees. The Committee or its delegate shall have full discretionary authority to determine eligibility, status, and the rights of all individuals under the Plan; to construe any and all terms of the Plan; and to find and construe all facts.

ARTICLE VIII

TRUST

Section 8.01. Trust Agreement. The Company may, but shall not be required to, establish a trust pursuant to a separate Trust Agreement for the holding, investment and administration of the funds contributed to Accounts under this Plan. The Trustee shall maintain and allocate Trust assets to a separate account for each Participant under this Plan. The assets of any such Trust shall remain subject to the claims of the Company’s general creditors in the event (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code. In no event will any Trust assets at any time be located or transferred outside of the United States within the meaning of Code Section 409A(b).

Section 8.02. Expenses of Trust. The parties expect that any Trust created pursuant to Section 8.01 of the Plan will be treated as a “grantor” trust for federal and state income tax purposes and that, as a consequence, such Trust will not be subject to income tax with respect to its income. However, if the Trust should be taxable, the Trustee shall pay all such taxes out of the Trust. All expenses of administering any such Trust shall be a charge against and shall be paid from the assets of such Trust unless the Company pays such expenses subject to the terms of the Trust Agreement.

ARTICLE IX

AMENDMENT AND TERMINATION

Section 9.01. Termination of Plan. The Company expects to continue this Plan indefinitely, but the Board of Directors of the Company or its delegate may terminate this Plan at any time.
In the event the Plan is terminated, the Participant accounts shall be fully vested and the assets shall be distributed in a lump sum payment provided one of the following requirements are met:
a.The Plan is terminated in accordance with the requirements of Treasury Regulation Section 1.409A‑3(j)(4)(ix)(A) within twelve (12) months of a corporate dissolution that is either taxed under Code Section 331 (pertaining to taxation upon complete liquidation) or approved by a bankruptcy court.
b.The Plan is terminated in accordance with the requirements of Treasury Regulation Section 1.409A‑3(j)(4)(ix)(B) within thirty (30) days before or twelve (12) months after a Change of Control, and all other similar nonqualified plans of the Company are also being terminated. All payments from all such plans must be received within twelve (12) months of their respective terminations.
c.A termination that meets all of the following five (5) requirements in accordance with the requirements of Treasury Regulation Section 1.409A‑3(j)(4)(ix)(C): (i) the termination was not related to a downturn in the financial health of the Company; (ii) the Company terminates all other nonqualified plans affecting the Participants of the Plan; (iii) no payments from the Plan are made within twelve (12) months after the termination (except payments that, in the absence of the termination, would have been made within the twelve (12) month period); (iv) all payments from the Plan are made within twenty-four (24) months after the termination; and (v) for three (3) years after the termination, no new plans are adopted covering Participants of the Plan.

In the event the Plan is terminated and none of the above applies, distributions shall be made in accordance with the Plan provisions in place at the time of the Plan’s termination.
Section 9.02. Amendment by Board of Directors. The Company’s Board of Directors or its delegate may amend this Plan, including the suspension of future contributions, at any time and from time to time, retroactively or otherwise, but no amendment shall reduce any benefit that has accrued on the effective date of the amendment.

ARTICLE X

MISCELLANEOUS

Section 10.01. Funding of Benefits; No Fiduciary Relationship. All benefits payable under this Plan shall be distributed in cash by Company check or Trustee check, if a Trust is established, or a combination thereof. Benefits shall be paid either out of the Trust, or, if no Trust is in existence or if the assets in the Trust are insufficient to provide fully for such benefits, then such benefits shall be distributed by the Company out of its general assets. Nothing contained in this Plan shall be deemed to create any fiduciary relationship between the Company and the Participants. Notwithstanding anything herein to the contrary, to the extent that any person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company, except to the extent provided in the Trust Agreement, if any.

Section 10.02. Inalienability of Benefits. Except as provided in Section 5.06 of the Plan, no Participant shall have the right to assign, transfer, hypothecate, encumber or anticipate his interest in any benefits under this Plan nor shall the benefits under this Plan be subject to any legal process to levy upon or attach the benefits for payment for any claim against the Participant or his spouse. If any Participant’s benefits are garnished or attached by the order of any court, the Company may bring an action for declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be distributed pursuant to this Plan. Any fees, including attorney fees, court costs and related fees incurred in connection with such proceedings or determination may be charged to the Participant’s account. During the pendency of the action, any benefits that become distributable shall be paid into the court as they become distributable, to be distributed by the court to the recipient it deems proper at the conclusion of the action.

Section 10.03. Disposition of Unclaimed Distributions. Each Participant must file with the Company from time to time in writing his mailing address and each change of mailing address. Any communication, statement or notice addressed to a Participant at his last mailing address on file with the Company, or if no address is filed with the Company, then at his last mailing address as shown on the Company’s records, will be binding on the Participant and his Beneficiary for all purposes of this Plan. The Company shall not be required to search for or locate a Participant or his Beneficiary.

Section 10.04. Tax Withholding. All payments and other taxable events shall be subject to applicable withholding of federal, state and local income, employment and other taxes.

Section 10.05. Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an employee or change the status of the Participant’s employment or the policies of the Company regarding termination of employment.

Section 10.06. Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.07. Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Nebraska, without reference to principles of conflict of law, except to the extent preempted by federal law.

Section 10.08. Right of Offset. To the extent permitted by applicable law, the Company may, in its sole discretion, apply any payments otherwise due and payable under this Plan against any employee or terminated employee loans outstanding to the Company or other debts of the employee or terminated employee to the Company. By accepting payments under this Plan, an individual shall consent to the reduction of any compensation paid to an individual by the Company to the extent an individual receives an overpayment from the Plan.

Section 10.09. Conformance With Applicable Laws. Notwithstanding anything contained herein to the contrary, this Plan shall be administered and operated in accordance with any applicable laws and regulations including but not limited to laws affecting the timing of payments to employees. The Board or its delegate reserves the right to amend this Plan at any time in order for this Plan to comply with any such laws and regulations.

Section 10.10. Payments Due Minors or Incapacitated Persons. If any person entitled to a payment under this Plan is a minor, or if the Committee or its delegate determines that any such person is incapacitated by reason of physical or mental disability, whether or not legally adjudicated as an incompetent, the Committee or its delegate shall have the power to cause the payment becoming due to such person to be made to another for his benefit, without responsibility of the Committee or its delegate, the Committee or any other person or entity to see to the application of such payment. Payments made pursuant to such power shall operate as a complete discharge of the Committee, this Plan and the Employer.

Section 10.11. Distribution Delay for Specified Employees. In the case of a distribution to a Specified Employee due to his Separation from Service, such distribution may not be made or commence before the date which is six (6) months after the date of the Specified Employee’s Separation from Service with the Company or, if earlier, the date of the Specified Employee’s death or Disability.

The foregoing was adopted this 31st day of December, 2015.

WERNER ENTERPRISES, INC.
By /s/ John Steele
John Steele
EVP, Treasurer & CFO

EXHIBIT A
Participating Employers

Name of Employer	Address	Telephone No.	EIN
Werner Enterprises, Inc.	P.O. Box 45308 Omaha, NE 68145-0308	402-895-6640	47-0648386
Werner Management, Inc.	P.O. Box 45308 Omaha, NE 68145-0308	402-895-6640	52-2283344
Gra-Gar, LLC	P.O. Box 45308 Omaha, NE 68145-0308	402-895-6640	47-0615913
Drivers Management, LLC	P.O. Box 45308 Omaha, NE 68145-0308	402-895-6640	47-0673403
Werner Global Logistics, LLC	P.O. Box 45308 Omaha, NE 68145-0308	402-895-6640	20-5111945
Fleet Truck Sales, Inc.	P.O. Box 45308 Omaha, NE 68145-0308	402-895-6640	47-0749446
Werner Cycle Works, Inc.	P.O. Box 45308 Omaha, NE 68145-0308	402-895-6640	47-0832314